Subject
[/] CMBS: GMAC 06-C1 *PUBLICS* *NOW SUBJECT ON CLASS B*

GMAC Commercial Mortgage Securities, Inc, Commercial Mortgage Pass-Through
Certificates, Series 2006-C1 $1.561B NEW ISSUE CMBS

Lead-Mgrs:        Deutsche Bank Securities/Morgan Stanley & Co. Inc.
Co-Managers:      GMAC
Rating Agencies:  Fitch/Standard & Poor's

         Ratings    Class     WAL    Principal     Sub
Class  (Fitch/S&P) Size (1)  (yrs)    Window      Levels   Launch  STATUS
 A-1     AAA/AAA     37.0     2.99  02/06-09/10  30.000%   S+9 SUBJECT
 A-1D    AAA/AAA     15.0     2.99  02/06-09/10  30.000%   (No Longer Available)
 A-2     AAA/AAA    166.0     4.72  09/10-02/11  30.000%   S+22 SUBJECT
 A-3     AAA/AAA     98.0     7.19  02/11-06/15  30.000%   S+35 SUBJECT
 A-1A    AAA/AAA    296.1     7.68  02/06-12/15  30.000%   (No Longer Available)
 A-4     AAA/AAA    576.1     9.66  06/15-11/15  30.000%   S+29
 A-M     AAA/AAA    169.7     9.86  12/15-12/15  20.000%   S+34
 A-J     AAA/AAA    114.6     9.86  12/15-12/15  13.250%   S+40 SUBJECT
 B        AA/AA      36.1     9.93  12/15-01/16  11.125%   S+48 SUBJECT
 C       AA-/AA-     19.1     9.94  01/16-01/16  10.000%   S+50 SUBJECT
 D        A+/A+      12.7     9.94  01/16-01/16   9.250%   S+53 SUBJECT
 E         A/A       21.2     9.94  01/16-01/16   8.000%   S+56 SUBJECT
 XP      AAA/AAA              N/A       N/A        N/A     e+25 SUBJECT

(1) The balances of the certificates are approximate
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Balances reflect the drop of two loans,Summer Chase Apartments ($14.077MM), and
1630 Welton ($7.3MM / Loan #DBM24616)
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Expected Timing
Launch/Price  -  Wednesday, January 25th
Settlement    -  Monday, January 30th

Disclaimer:
The issuer has filed a registration statement (including a prospectus)
(registration statement file no. 333-123974) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any information contained in any prior similar materials relating to the
Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates, until we have accepted your offer to purchase Certificates.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions
(including, in certain cases, assumptions specified by the recipient hereof)
regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT
APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER
NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING
BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.